UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: July 20, 2016
(Date of earliest event reported)

Data I/O Corporation
(Exact name of registrant as specified in its charter) Commission File Number: 0-10394

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items reported in this filing:

Item 1.01:  Entry into a Material Definitive Agreement

Item 1.01:  Entry into a Material Definitive Agreement

Customer Supplier Agreement

On July 20, 2016, Data I/O Corporation and Bosch Car Multimedia Group signed a Negotiation Protocol for the Purchase of Data I/O’s PSV7000 (“Agreement”).  This supplier selection award followed a PSV7000 equipment benchmarking evaluation against key competitors.

The Agreement requires that for a five year period through June 30, 2021, Data I/O will provide its pre-programming equipment for Bosch Car Multimedia Group to support its global preprogramming strategy, including: systems, system options, services, consumables, and support agreements. Purchases by Bosch Car Multimedia Group under the Agreement must be made exclusively through Data I/O Corporation and its subsidiaries.  The Agreement sets forth the agreed fixed US dollar pricing, as well as the terms and conditions of doing business together, including equipment specifications, contract penalties, limitation of liabilities, service levels, and payment arrangements.

There is no minimum volume commitment, but Data I/O’s expectation, based on the customer’s forecasts, is approximately $7 to $9 million in revenue over the 5 year period.

Caution Concerning Forward-Looking Statements

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expectation,” “will,” and similar expressions are used to identify these forward-looking statements.  Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate.  These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict.  Actual outcomes and results may differ materially from these forward-looking statements.  As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Data I/O Corporation

July 20, 2016               By _/s/Joel S. Hatlen_________

                                                Joel S. Hatlen

                                                Vice President – Operations & Finance

                                                Chief Financial Officer

                                                Secretary and Treasurer